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                November 14, 2022

       Mark Emerson
       Chief Executive Officer
       LNPR GROUP INC.
       5190 Neil Rd. Ste. 430
       Reno, NV 89502

                                                        Re: LNPR GROUP INC.
                                                            Amendment No. 6 to
                                                            Registration
Statement on Form 10
                                                            Filed November 2,
2022
                                                            File No. 000-54171

       Dear Mark Emerson:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Real Estate & Construction
       cc:                                              Brian Higley, Esq.